Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule D with respect to the Common Shares of Apogee Technology, Inc., dated February 27, 2006 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k)(iii) under the Securities Exchange Act of 1934.

Date:	March 3, 2006

H.M. STEIN ASSOCIATES

By: Herbert M. Stein, its General Partner

By:	/s/ Herbert M. Stein
Name: Herbert M. Stein
Title: General Partner

HERBERT M. STEIN

By:	/s/ Herbert M. Stein
Name: Herbert M. Stein